Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 2, 2025 (which includes an explanatory paragraph relating to Dynamix Corporation IV’s ability to continue as a going concern), relating to the financial statements of Dynamix Corporation IV as of November 6, 2025 and for the period from September 24, 2025 (inception) through November 6, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 17, 2026